EXHIBIT 99.1

Ur-Energy Releases 2023 Year End Results and

Announces Two New Uranium Sales Agreements

Littleton, Colorado (ACCESSWIRE – March 6, 2024) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Annual Report on Form 10-K, Consolidated Financial Statements, and Management’s Discussion & Analysis, all for the year ended December 31, 2023, with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedarplus.ca. These filings also may be accessed on the Company’s website at www.ur-energy.com. Shareholders of the Company may receive a hard copy of the consolidated financial statements, free of charge, upon request to the Company.

Ur-Energy CEO, John Cash said: “We are pleased to have met our sales guidance during 2023, with $17.3 million in revenues received during the year. Our ramp-up and recommissioning activities at Lost Creek are advancing well now. In February, we made our first shipment of U3O8 to the conversion facility since returning to commercial production. It was our 75th shipment from Lost Creek. We have recently completed two additional sales agreements, strengthening our sales contract book through 2030.

“As the uranium market evolves toward supply from secure jurisdictions, we continue to see a significant number of requests for proposals from global fuel buyers. Our objective with the ramp up of production from Lost Creek, and ultimately from Shirley Basin, is to continue signing well-priced, long-term contracts that provide strong profit margins for many years to come. We also plan to leave some of our production capacity uncontracted, so we can participate in a strong spot market. We remain one of the few North American producers, as our mine staff continues to successfully progress production toward these objectives.”

Lost Creek Operations

Ramp-up activities at Lost Creek in 2023 led to operation of the first two new header houses in Mine Unit 2 (MU2). Our Q4 production figures reflect the progress made in wellfield operations: in 2023, we captured approximately 103,487 pounds U3O8, of which 68,448 pounds U3O8 were captured in Q4. The average production grade in Q4 was 93.9 mg/l U3O8.

Wellfield construction and development continues in all areas of MU2. Subsequent to year-end, we completed all delineation drilling throughout the remaining eight planned production areas in MU2. We have 12 drill rigs onsite with plans to mobilize additional rigs in the coming weeks. Production in HH 2-6 came online after year-end, with HH 2-7 anticipated to come online in early March 2024. All remaining planned production areas of MU2 are scheduled to be drilled and constructed during 2024. Additionally, we are planning delineation drilling and initial well installation in Phase 2 of Mine Unit 1 (MU1) when drilling is complete in MU2.

Financial Results

As of December 31, 2023, we had cash resources of $59.7 million, which was an increase of $26.7 million from the $33.0 million balance on December 31, 2022. During 2023, we generated $46.1 million from financing activities and used $17.0 million for operating activities, $2.0 million for investing activities, and increased restricted cash by $0.4 million.

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U3O8 Sales, Cost of Sales, and Gross Profit 1

The following table provides information on our U3O8 sales, cost of sales, and gross profit.

	Unit	2023 Q1	2023 Q2	2023 Q3	2023 Q4	2023

U3O8 Pounds Sold
Produced	lb	43,259	-	90,000	90,000	223,259
Purchased	lb	56,741	-	-	-	56,741
	lb	100,000	-	90,000	90,000	280,000

U3O8 Sales
Produced	$000	2,789	-	5,440	5,441	13,670
Purchased	$000	3,658	-	-	-	3,658
	$000	6,447	-	5,440	5,441	17,328

U3O8 Price per Pounds Sold
Produced	$/lb	64.47	-	60.44	60.46	61.23
Purchased	$/lb	64.47	-	-	-	64.47
	$/lb	64.47	-	60.44	60.46	61.89
U3O8 Cost of Sales
Ad valorem and severance taxes	$000	26	-	53	53	132
Cash costs	$000	805	-	1,674	1,674	4,153
Non-cash costs	$000	383	-	796	797	1,976
Produced	$000	1,214	-	2,523	2,524	6,261
Purchased	$000	2,415	-	-	-	2,415
	$000	3,629	-	2,523	2,524	8,676

U3O8 Cost per Pound Sold
Ad valorem and severance taxes	$/lb	0.60	-	0.59	0.59	0.59
Cash costs	$/lb	18.61	-	18.60	18.60	18.60
Non-cash costs	$/lb	8.85	-	8.84	8.85	8.85
Produced	$/lb	28.06	-	28.03	28.04	28.04
Purchased	$/lb	42.56	-	-	-	42.56
	$/lb	36.29	-	28.03	28.04	30.99

U3O8 Gross Profit
Produced	$000	1,575	-	2,917	2,917	7,409
Purchased	$000	1,243	-	-	-	1,243
	$000	2,818	-	2,917	2,917	8,652

U3O8 Gross Profit per Pound Sold
Produced	$/lb	36.41	-	32.41	32.42	33.19
Purchased	$/lb	21.91	-	-	-	21.91
	$/lb	28.18	-	32.41	32.42	30.90

U3O8 Gross Profit Margin
Produced	%	56.5%	0.0%	53.6%	53.6%	54.2%
Purchased	%	34.0%	0.0%	0.0%	0.0%	34.0%
	%	43.7%	0.0%	53.6%	53.6%	49.9%

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1The U3O8 and cost per pound measures included the above table do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance.

We sold a total of 280,000 pounds U3O8 in 2023 at an average price per pound sold of $61.89 and the average cost per pound sold was $30.99, which resulted in an average gross profit per pound sold of $30.90 with an average gross profit margin of nearly 50%. Including NRV adjustments, the gross loss was $1.7 million and $6.8 million for the years ended December 31, 2023, and 2022, respectively. Excluding the NRV adjustments, we realized gross profits of $8.7 million and nil for the years ended December 31, 2023, and 2022, respectively. We were pleased to generate positive gross profits from uranium sales in 2023.

U3O8 Production and Ending Inventory

The following table provides information on our production and ending inventory of U3O8 pounds.

	Unit	2023 Q1	2023 Q2	2023 Q3	2023 Q4	2023

U3O8 Production

Pounds captured	lb	156	4,392	30,491	68,448	103,487
Pounds drummed	lb	-	-	15,759	6,519	22,278

U3O8 Ending Inventory

Pounds
In-process inventory	lb	1,498	5,801	20,396	82,033
Plant inventory	lb	-	-	15,759	22,278
Conversion inventory - produced	lb	223,790	223,790	133,790	43,790
	lb	225,288	229,591	169,945	148,101

Value
In-process inventory	$000	-	-	-	-
Plant inventory	$000	-	-	949	1,343
Conversion inventory - produced	$000	6,275	6,275	3,752	1,228
	$000	6,275	6,275	4,701	2,571

Cost per Pound
In-process inventory	$/lb	-	-	-	-
Plant inventory	$/lb	-	-	60.22	60.28
Conversion inventory - produced	$/lb	28.04	28.04	28.04	28.04

Produced conversion inventory detail
Ad valorem and severance tax	$/lb	0.59	0.59	0.59	0.59
Cash cost	$/lb	18.60	18.60	18.60	18.60
Non-cash cost	$/lb	8.85	8.85	8.85	8.85
	$/lb	28.04	28.04	28.04	28.04

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Year Ended December 31, 2023, Compared to Year Ended December 31, 2022

The following table summarizes the results of operations for the years ended December 31, 2023, and 2022:

	Year Ended December 31,
	2023	2022	Change

Sales	17,679	19	17,660
Cost of sales	(19,365)	(6,861)	(12,504)
Gross loss	(1,686)	(6,842)	5,156

Operating costs	(29,156)	(12,952)	(16,204)
Loss from operations	(30,842)	(19,794)	(11,048)

Net interest expense	1,471	(463)	1,934
Warrant mark to market gain (loss)	(1,586)	1,835	(3,421)
Foreign exchange gain	325	27	298
Other income (loss)	(24)	1,255	(1,279)
Net loss	(30,656)	(17,140)	(13,516)

Foreign currency translation adjustment	(547)	123	(670)
Comprehensive loss	(31,203)	(17,017)	(14,186)

Loss per common share:
Basic	(0.12)	(0.08)	(0.04)
Diluted	(0.12)	(0.08)	(0.04)

U3O8 pounds sold	280,000	-	280,000

U3O8 price per pound sold	61.89	-	61.89

U3O8 cost per pound sold	30.99	-	30.99

U3O8 gross profit per pound sold	30.90	-	30.90

2024 Guidance

Our ramp-up decision in December 2022 laid our foundation for 2023. Notwithstanding the historic 2022-2023 winter endured in Wyoming, we advanced our wellfield construction and development plans and returned to commercial production operations at Lost Creek in Q2, with production initiated in HH 2-4. Subsequently, production has been brought online in HHs 2-5 and 2-6, and HH 2-7 is anticipated to come online in early March 2024. We anticipate additional header houses in MU2 will be brought online throughout the year to meet our production goals.

We continued to diligently work to optimize processes and refine production operations, including in the recommissioning of the Lost Creek plant equipment and processes. At February 29, 2024, the plant processing and drying operations were performing routinely, with approximately 32,000 pounds U3O8 drummed thus far in 2024.

We expect 2024 production from MU2 to be between 650,000 and 750,000 pounds, with approximately 600,000 to 700,000 pounds U3O8 drummed and packaged during the year. We made our first shipment of U3O8 to the converter in February 2024 and anticipate routine shipments throughout the year.

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We have contractual commitments, secured in 2022, for deliveries of 570,000 pounds U3O8 during 2024. Currently, in addition to delivering into our term sales obligations, we plan to build inventory at the conversion facility and therefore do not foresee making deliveries into spot market contracts this year. We will, however, continue to monitor spot market pricing and may make spot sales if warranted.

Uranium spot prices strengthened throughout 2023 and into 2024, with pricing averaging approximately $63 per pound U3O8 in 2023 and reaching highs above $90 per pound U3O8 during the year. Spot pricing thus far in 2024 has returned to prices over $100 per pound, although it was reported at $95 per pound at February 29, 2024. Nuclear utilities and other purchasers are back in the market, moving not only spot pricing, but term pricing as well, which exceeded $70 per pound U3O8 at the end of January 2024.

As the spot and term prices of uranium enjoyed sustained increases in the latter part of 2023, we saw a dramatic increase in request for proposals (“RFPs”) for uranium sales from U.S., European and Asian utilities, and other global fuel buyers. We have responded to the RFPs with increasing prices commensurate with improvements in the market and recognizing the premium paid for North American production due to its geopolitical stability.

We recently signed our fourth agreement calling for deliveries of a base annual quantity ranging from 100,000 to 350,000 pounds U3O8 from 2026 through 2030. The purchaser may flex the annual quantity up or down by as much as ten percent. This agreement provides in part for market-related pricing. Additionally, we have signed our fifth U3O8 sales agreement which includes delivery commitments for five years beginning in 2026, with an initial delivery of 50,000 pounds U3O8 in 2026. In each of 2027 through 2030, we will sell 200,000 pounds U3O8 annually under this agreement. All sales will be made at fixed prices, escalated from the base agreed price.

All major permits and authorizations for our Shirley Basin Project are in place. As we are growing our sales contract book, and with the continuing improvements in the market, we have initiated procurement of long-lead time items for the Shirley Basin satellite facility, and are advancing other activities at the site, with the objective of shortening construction and ramp-up when the decision is made to proceed with construction. We continue to consider the market and our growing contract book to make a construction decision with respect to Shirley Basin.

Global recognition of nuclear energy’s role in achieving net-zero carbon emissions continues to expand. G7 nations are prioritizing nuclear energy as clean baseload energy which provides nations with high-quality jobs, economic growth and, importantly, greater energy security. As well, multiple nations as well as global nuclear fuel purchasers are recognizing the stability and security of North American uranium for nuclear energy.

We are pleased to be one of the few publicly traded companies that is commercially recovering uranium and expanding our production capacity to sell into an expanding market. Stronger prices have already enabled us to secure multi-year sales agreements with leading nuclear companies. We are securing pricing which includes a market-related calculation on recent awards and contracts. We now have five agreements that call for combined annual delivery of a base amount of 550,000 to 1,100,000 pounds of U3O8 over a six-year period, beginning in 2025. Our sales under these agreements began in 2023 and call for an additional 570,000 pounds of U3O8 to be delivered in 2024. Sales prices are anticipated to be profitable on an all-in production cost basis and escalate annually from initial pricing.

Our cash position as of February 29, 2024 was $66.2 million. We look forward to delivering existing and future Lost Creek production inventory into our sales contracts.

We will continue to closely monitor the uranium markets, and other developments, which may positively affect the uranium production industry and provide the opportunity to put in place additional off-take sales contracts at pricing sufficient to justify further expansion of production at Lost Creek and to support a decision to construct Shirley Basin. As always, we will focus on maintaining safe and compliant operations.

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About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced and packaged approximately 2.8 million pounds U3O8 from Lost Creek since the commencement of operations. Ur-Energy now has all major permits and authorizations to begin construction at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming and is in the process of obtaining remaining amendments to Lost Creek authorizations for expansion of Lost Creek. Ur‑Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur‑Energy’s common shares is on the NYSE American under the symbol “URG.” Ur‑Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado and its registered office is in Ottawa, Ontario.

FOR FURTHER INFORMATION, PLEASE CONTACT

John W. Cash, Chairman, CEO and President

720-981-4588, ext. 303

John.Cash@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., our ability to maintain operations at Lost Creek in a safe and compliant fashion; our ability to continue to refine production operations and increase production levels in a timely and cost-effective way, without materially affecting our production plan; our ability to remain ahead of supply chain challenges in our procurement of equipment and supplies for both Lost Creek and Shirley Basin; our ability to deliver into our sales contracts and to build inventory; the timing to determine additional development and construction priorities at Lost Creek and Shirley Basin; and the ability and timing to complete additional favorable uranium sales agreements, including spot sales when warranted) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “is expected,” “is likely,” “estimates," “intends,” “anticipates,” “does not anticipate,” or “believes,” or variations of the foregoing, or statements that certain actions, events or results “may,” “could,” “might” or “will be taken,” “occur,” “be achieved” or “have the potential to.” All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedarplus.ca and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

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